Exhibit 4.3

No.	Share(s)

Common Stock	Par Value $0.01 Per Share

Intercontinental Exchange, Inc.

Incorporated under the Laws of the State of

Delaware

This is to certify that SPECIMEN is the owner of

SPECIMEN

fully paid and non-assessable Shares of Common Stock of the par value of $0.01 per share of the above-named Corporation transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officers this      day of             , 20    .

, Vice President	, Secretary